Intrepid Potash Announces Second Quarter and First Half 2017 Results

DENVER, August 2, 2017 - Intrepid Potash, Inc. (Intrepid) (NYSE:IPI) today reported its results for the second quarter and first half of 2017.

Key Takeaways

•	Additional principal reduction of $23.0 million on senior notes during the second quarter; total reduction of $84.0 million since September 30, 2016, bringing the outstanding balance to $66.0 million.

•
Potash segment gross margin increased to $4.0 million during the second quarter of 2017, a $9.3 million improvement compared to the prior year, driven by lower cost solar production and a 22% increase in average net realized sales prices[1].

•	Trio® sales volume of 59,000 tons in the second quarter, a 79% increase compared to the previous year, mostly offset by lower Trio® pricing.

•	Cash provided by operating activities was $9.7 million in the second quarter 2017, an $8.2 million increase compared to the second quarter of 2016.

•	Net loss decreased to $5.9 million, or $0.05 per share, compared with net loss of $13.4 million, or $0.18 per share, in the second quarter of 2016.

•	Continued successful execution of water rights monetization strategy.

"Our strategy to shift to solar-only potash production and expand Trio® sales paid off in the second quarter with improved potash margins and a year-over-year increase in Trio® sales volume," said Bob Jornayvaz, Intrepid's Executive Chairman, President and CEO. "Solid results and increased visibility into the second half of the year gave us the confidence to further reduce the outstanding balance on our senior notes, utilizing remaining proceeds from our first quarter equity raise and cash from operating activities."

Jornayvaz continued, "We continue to execute on our strategy to diversify our income and have been successful in increasing sales of water and by-products. Water sales are continuing to grow and we are working to put in place a broad set of arrangements with the goal of generating a significant long-term revenue stream. We expect at least $20 million to $30 million in water sales during 2018. We believe these additional cash flow streams will allow Intrepid to better handle the normal variability of the fertilizer commodity cycle, while also creating synergies in our existing markets."

Consolidated Results

Intrepid generated a second quarter net loss of $5.9 million, or $0.05 per share, resulting in a first half net loss of $19.6 million, or $0.19 per share. These results were an improvement on the net losses of $13.4 million, or $0.18 per share, and $31.8 million or $0.42 per share, in the second quarter and first half of 2016, respectively. Improvements in year-over-year net loss per share amounts were partly driven by an increase in outstanding shares from the March 2017 secondary offering.

Consolidated gross margin increased to $3.7 million and $0.8 million in the second quarter and first half of 2017, respectively, compared to the prior year. Improvements were driven by lower cost solar potash production and higher average net realized potash pricing which offset lower average net realized sales prices for Trio®.

Cash provided by operating activities increased year-over-year to $9.7 million and $11.5 million for the second quarter and first half of 2017, respectively. Increased cash flow was driven primarily by strong spring demand, increased potash prices, and the elimination of higher-cost conventionally mined potash tons from the production profile.

Segment Highlights

Potash

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands, except per ton data)
Potash sales	$27,814	$39,196	$55,034	$92,891
Potash gross margin (deficit)	$4,015	$(5,250)	$6,344	$(17,205)

Potash production volume (in tons)	63	116	181	331
Potash sales volume (in tons)	103	168	204	386

Average potash net realized sales price per ton(1)	$235	$193	$238	$206

Potash production decreased 46% and 45% compared to the second quarter and first half of 2016, respectively, primarily due to the idling of the West facility and the transition to Trio®-only production at the East facility. The reduced production profile decreased sales volumes in the second quarter and first half of 2017 by 39% and 47%, respectively, compared to the year-ago comparable periods. Average potash net realized sales price per ton increased 22% and 16%, compared to the second quarter and first half of 2016, respectively, due to more selective selling to higher-margin sales locations and customers as well as increases in the prevailing market price for potash.

During the second quarter and first half of 2017, the potash segment generated gross margins of $4.0 million and $6.3 million, respectively. When compared to the year-ago comparable periods, the gross margin improvements were the result of the lower cost profile of solar-only production and an increase in average net realized sales price per ton.

Trio®

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands, except per ton data)
Trio® sales	$16,096	$12,644	$37,208	$32,226
Trio® gross (deficit) margin	$(318)	$(216)	$(5,503)	$2,586

Trio® production volume (in tons)	70	71	141	115
Trio® sales volume (in tons)	59	33	135	83

Average Trio® net realized sales price per ton(1)	$198	$320	$200	$318

Strong spring demand in domestic markets and an increase in international sales, drove increases in Trio® sales volumes of 79% and 63% in the second quarter and first half of 2017, respectively, compared with similar periods in 2016. These increases were mostly offset by year-over-year declines in average net realized sales prices per ton. Decreased net realized sales prices were the result of domestic price decreases announced in the second half of 2016 and an increase in international sales, which have lower average net realized sales prices. First half 2017 production increased 23% compared to the first half of 2016 as a result of the second quarter 2016 transition to Trio®-only production at Intrepid's East facility. Intrepid plans to continue its practice of matching production to expected demand.

The Trio® segment generated a gross deficit of $0.3 million and $5.5 million in the second quarter and first half of 2017, respectively. First half gross deficit was driven primarily by lower-of-cost-or-market adjustments in the first quarter of 2017.

Liquidity

Cash balance was $6.2 million at the end of the second quarter of 2017. During the second quarter, Intrepid repaid $23.0 million in outstanding senior note principal, utilizing remaining cash from the March 2017 secondary offering and cash from operations. As of June 30, 2017,

Intrepid had $66.0 million of senior notes outstanding and $17.5 million available for borrowing under its asset-backed credit facility.

Notes

1 Average net realized sales price per ton is a non-GAAP financial measure. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for August 2, 2017, at 10:00 a.m. ET. The dial-in number is 800-319-4610 for U.S. and Canada, and is +1-631-891-4304 for other countries. The call will also be streamed on the Intrepid website, www.intrepidpotash.com.

An audio recording of the conference call will be available through September 2, 2017, at www.intrepidpotash.com and by dialing 800-319-6413 for U.S. and Canada, or +1-631-883-6842 for other countries. The replay will require the input of the conference identification number 1544.

About Intrepid

Intrepid Potash (NYSE:IPI) is the only U.S. producer of muriate of potash. Potash is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed. Intrepid also produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also sells water and by-products such as salt, magnesium chloride, and brine.

Intrepid serves diverse customers in markets where a logistical advantage exists; and is a leader in the utilization of solar evaporation production, one of the lowest cost, environmentally friendly production methods for potash. Intrepid's production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll on the Intrepid website, www.intrepidpotash.com to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about the Company's future financial performance, production costs, and operating plans, and its market outlook. These statements are based on assumptions that the Company believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•	the Company's ability to successfully identify and implement any opportunities to expand sales of water, by-products, and other non-potassium related products;

•	the Company's ability to expand Trio® sales internationally and manage risks associated with international sales, including pricing pressure;

•	the Company's ability to comply with the terms of its senior notes and its revolving credit facility, including the underlying covenants, to avoid a default under those agreements;

•	changes in the price, demand, or supply of potash or Trio®;

•	the costs of, and the Company's ability to successfully construct, commission, and execute, any strategic projects;

•	declines or changes in agricultural production or fertilizer application rates;

•	further write-downs of the carrying value of assets, including inventories;

•
circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;

•	changes in reserve estimates;

•	currency fluctuations;

•	adverse changes in economic conditions or credit markets;

•	the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;

•	adverse weather events, including events affecting precipitation and evaporation rates at the Company's solar solution mines;

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;

•	changes in the prices of raw materials, including chemicals, natural gas, and power;

•	the Company's ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;

•	declines in the use of potash products by oil and gas companies in their drilling operations;

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services;

•	the Company's inability to fund necessary capital investments; and

•	the other risks, uncertainties, and assumptions described in the Company's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in the

Company's Annual Report on Form 10-K for the year ended December 31, 2016, as updated by its subsequent Quarterly Reports on Form 10-Q.

In addition, new risks emerge from time to time. It is not possible for the Company to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements the Company may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Matt Preston, Investor Relations
Phone: 303-996-3048
Email: matt.preston@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2017 AND 2016
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Sales	$43,910	$51,840	$92,242	$125,117
Less:
Freight costs	7,985	8,931	16,706	19,263
Warehousing and handling costs	2,197	2,538	4,968	5,202
Cost of goods sold	29,714	41,850	65,586	101,627
Lower-of-cost-or-market inventory adjustments	317	2,930	4,141	11,937
Costs associated with abnormal production	—	1,057	—	1,707
Gross Margin (Deficit)	3,697	(5,466)	841	(14,619)

Selling and administrative	4,764	4,536	9,168	11,106
Accretion of asset retirement obligation	389	442	778	884
Restructuring expense	266	1,914	266	2,314
Care and maintenance expense	419	—	1,111	—
Other operating (income) expense	(457)	(1,801)	870	(1,905)
Operating Loss	(1,684)	(10,557)	(11,352)	(27,018)

Other Income (Expense)
Interest expense, net	(4,217)	(3,000)	(8,637)	(5,229)
Interest income	—	101	4	224
Other income	(27)	59	384	201
Loss Before Income Taxes	(5,928)	(13,397)	(19,601)	(31,822)

Income Tax Expense	(7)	(1)	(12)	(3)
Net Loss	$(5,935)	$(13,398)	$(19,613)	$(31,825)

Weighted Average Shares Outstanding:
Basic	126,221,142	75,838,782	104,228,787	75,797,658
Diluted	126,221,142	75,838,782	104,228,787	75,797,658
Loss Per Share:
Basic	$(0.05)	$(0.18)	$(0.19)	$(0.42)
Diluted	$(0.05)	$(0.18)	$(0.19)	$(0.42)

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF JUNE 30, 2017 AND DECEMBER 31, 2016
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$6,190	$4,464
Accounts receivable:
Trade, net	11,476	10,343
Other receivables, net	1,383	492
Refundable income taxes	1,376	1,379
Inventory, net	79,095	94,355
Prepaid expenses and other current assets	7,591	12,710
Total current assets	107,111	123,743

Property, plant, equipment, and mineral properties, net	367,550	388,490
Long-term parts inventory, net	27,173	21,037
Other assets, net	4,244	7,631
Total Assets	$506,078	$540,901

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$5,873	$10,210
Related parties	28	31
Accrued liabilities	7,220	8,690
Accrued employee compensation and benefits	3,924	4,225
Current portion of long-term debt	6,000	—
Other current liabilities	107	964
Total current liabilities	23,152	24,120

Long-term debt, net	59,308	133,434
Asset retirement obligation	20,754	19,976
Other non-current liabilities	100	—
Total Liabilities	103,314	177,530

Commitments and Contingencies
Common stock, $0.001 par value; 400,000,000 shares authorized;
and 126,536,091 and 75,839,998 shares outstanding
at June 30, 2017, and December 31, 2016, respectively	127	76
Additional paid-in capital	642,728	583,653
Retained deficit	(240,091)	(220,358)
Total Stockholders' Equity	402,764	363,371
Total Liabilities and Stockholders' Equity	$506,078	$540,901

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2017 AND 2016
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Cash Flows from Operating Activities:
Net loss	$(5,935)	$(13,398)	$(19,613)	$(31,825)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, and accretion	8,297	9,841	17,620	24,209
Amortization of deferred financing costs	529	883	1,350	1,666
Stock-based compensation	696	654	1,685	1,700
Lower-of-cost-or-market inventory adjustments	317	2,930	4,141	11,937
Loss (gain) on disposal of assets	5	—	1,564	(15)
Allowance for parts inventory obsolescence	—	86	—	618
Other	(3,006)	192	—	450
Changes in operating assets and liabilities:
Trade accounts receivable, net	7,642	15,446	(1,134)	757
Other receivables, net	(491)	(535)	(890)	(726)
Refundable income taxes	8	51	3	91
Inventory, net	3,341	(8,893)	4,984	(16,638)
Prepaid expenses and other current assets	3,723	7,374	8,116	14,677
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(5,495)	(11,997)	(5,560)	(5,401)
Other liabilities	62	(1,137)	(757)	(1,097)
Net cash provided by operating activities	9,693	1,497	11,509	403

Cash Flows from Investing Activities:
Additions to property, plant, equipment, and mineral properties	(1,136)	(5,757)	(3,559)	(11,775)
Proceeds from sale of property, plant, equipment, and mineral properties	—	—	5,553	—
Purchases of investments	—	(1,500)	—	(1,500)
Proceeds from sale of investments	—	13,741	1	37,375
Net cash (used in) provided by investing activities	(1,136)	6,484	1,995	24,100

Cash Flows from Financing Activities:
Issuance of common stock, net of transaction costs	11	—	57,479	—
Repayments of long-term debt	(23,000)	—	(69,000)	—
Debt issuance costs	(99)	(1,419)	(99)	(2,654)
Employee tax withholding paid for restricted stock upon vesting	(49)	—	(158)	(172)
Net cash used in financing activities	(23,137)	(1,419)	(11,778)	(2,826)

Net Change in Cash and Cash Equivalents	(14,580)	6,562	1,726	21,677
Cash and Cash Equivalents, beginning of period	20,770	24,422	4,464	9,307
Cash and Cash Equivalents, end of period	$6,190	$30,984	$6,190	$30,984

Supplemental disclosure of cash flow information
Net cash paid (refunded) during the period for:
Interest	$5,910	$3,087	$8,377	$3,221
Income taxes	$—	$(50)	$10	$(88)
Accrued purchases for property, plant, equipment, and mineral properties	$242	$544	$242	$544

INTREPID POTASH, INC.
SELECTED OPERATING AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2017 AND 2016

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Production volume (in thousands of tons):
Potash	63	116	181	331
Langbeinite	70	71	141	115
Sales volume (in thousands of tons):
Potash	103	168	204	386
Trio®	59	33	135	83

Average net realized sales price per ton (1)
Potash	$235	$193	$238	$206
Trio®	$198	$320	$200	$318

Three Months Ended June 30, 2017 (in thousands):	Potash	Trio®	Corporate	Consolidated
Sales	$27,814	$16,096	$—	$43,910
Less: Freight costs	3,578	4,407	—	7,985
Warehousing and handling costs	1,366	831	—	2,197
Cost of goods sold	18,822	10,892	—	29,714
Lower-of-cost-or-market inventory adjustments	33	284	—	317
Gross Margin (Deficit)	$4,015	$(318)	$—	$3,697
Depreciation, depletion and amortization incurred(2)	$6,555	$1,705	$37	$8,297

Six Months Ended June 30, 2017 (in thousands):	Potash	Trio®	Corporate	Consolidated
Sales	$55,034	$37,208	$—	$92,242
Less: Freight costs	6,537	10,169	—	16,706
Warehousing and handling costs	2,878	2,090	—	4,968
Cost of goods sold	39,242	26,344	—	65,586
Lower-of-cost-or-market inventory adjustments	33	4,108	—	4,141
Gross Margin (Deficit)	$6,344	$(5,503)	$—	$841
Depreciation, depletion and amortization incurred(2)	$14,118	$3,404	$98	$17,620

Three Months Ended June 30, 2016 (in thousands):	Potash	Trio®	Corporate	Consolidated
Sales	$39,196	$12,644	$—	$51,840
Less: Freight costs	6,882	2,049	—	8,931
Warehousing and handling costs	2,132	406	—	2,538
Cost of goods sold	32,502	9,348	—	41,850
Lower-of-cost-or-market inventory adjustments	2,930	—	—	2,930
Costs associated with abnormal production and other	—	1,057	—	1,057
Gross (Deficit) Margin	$(5,250)	$(216)	$—	$(5,466)
Depreciation, depletion and amortization incurred(2)	$8,647	$879	$315	$9,841

Six Months Ended June 30, 2016 (in thousands):	Potash	Trio®	Corporate	Consolidated
Sales	$92,891	$32,226	$—	$125,117
Less: Freight costs	13,433	5,830	—	19,263
Warehousing and handling costs	4,286	916	—	5,202
Cost of goods sold	79,790	21,837	—	101,627
Lower-of-cost-or-market inventory adjustments	11,937	—	—	11,937
Costs associated with abnormal production and other	650	1,057	—	1,707
Gross (Deficit) Margin	$(17,205)	$2,586	$—	$(14,619)
Depreciation, depletion and amortization incurred(2)	$20,880	$2,554	$775	$24,209

(1) Average net realized sales price is a non-GAAP financial measure. See the non-GAAP reconciliations set forth later in this press release for additional information.
(2) Depreciation, depletion and amortization incurred for potash and Trio® excludes depreciation, depletion and amortization amounts absorbed in or (relieved from) inventory.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2017 AND 2016
(In thousands, except per share amounts)

To supplement the Company's condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net loss, adjusted net loss per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, the Company's non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

The Company believes these non-GAAP financial measures provide useful information to investors for analysis of its business. The Company uses these non-GAAP financial measures as one of its tools in comparing performance period over period on a consistent basis and when planning, forecasting, and analyzing future periods. The Company believes these non-GAAP financial measures are widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Below is additional information about the Company's non-GAAP financial measures, including reconciliations of the Company's non-GAAP financial measures to the most directly comparable GAAP measures:

Adjusted Net Loss and Adjusted Net Loss Per Diluted Share

Adjusted net loss and adjusted net loss per diluted share are calculated as net loss or loss per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. The Company considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of the Company's operating results excluding items that the Company believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net Loss to Adjusted Net Loss:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands)
Net Loss	$(5,935)	$(13,398)	$(19,613)	$(31,825)
Adjustments
Costs associated with abnormal production(1)	—	1,057	—	1,707
Restructuring expense(2)	266	1,914	266	2,314
Compensating tax adjustment(3)	—	(1,086)	—	(1,086)
Insurance proceeds(4)	—	(1,211)	—	(1,211)
Write-off of deferred financing fees(5)	241	784	759	1,452
Make-whole payment(6)	1,760	—	2,554	—
Calculated income tax effect(7)	—	—	—	—
Total adjustments	2,267	1,458	3,579	3,176
Adjusted Net Loss	$(3,668)	$(11,940)	$(16,034)	$(28,649)

Reconciliation of Net Loss per Share to Adjusted Net Loss per Share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net Loss Per Diluted Share	$(0.05)	$(0.18)	$(0.19)	$(0.42)
Adjustments
Costs associated with abnormal production(1)	—	0.01	—	0.02
Restructuring expense(2)	—	0.03	—	0.03
Compensating tax adjustment(3)	—	(0.01)	—	(0.01)
Insurance proceeds(4)	—	(0.02)	—	(0.02)
Write-off of deferred financing fees(5)	—	0.01	0.01	0.02
Make-whole payment(6)	0.02	—	0.02	—
Calculated income tax effect(7)	—	—	—	—
Total adjustments	0.02	0.02	0.03	0.04
Adjusted Net Loss Per Diluted Share	$(0.03)	$(0.16)	$(0.16)	$(0.38)

(1) As a result of the temporary suspensions of production at Intrepid's East facilities, Intrepid determined that approximately $1.1 million and $1.7 million of production costs for the three and six months ended June 30, 2016, respectively, would have been allocated to additional potash tons produced, assuming the facility had been operating at normal production rates. Accordingly, these costs were excluded from Intrepid's inventory values and instead directly expensed as period production costs. Intrepid compares actual production levels relative to what it estimated could have been produced if it had not incurred the temporary production suspensions and lower operating rates in order to determine the abnormal cost adjustment.

(2) Intrepid recorded restructuring expense of $0.3 million in the second quarter of 2017, related to a scheduling change at its East facility. Restructuring expense in 2016 related primarily to severance payments as a result of the idling of the West facility.

(3) During the second quarter of 2016, Intrepid recorded into income $1.1 million in compensation taxes previously received in 2013.

(4) During the second quarter of 2016, Intrepid received insurance proceeds related to damages caused by a snowstorm in Carlsbad, New Mexico in December 2015.

(5) During the second quarter of 2017, Intrepid made an early repayment of $23.0 million of principal on its senior notes. As a result of this action, Intrepid wrote off a portion of the financing fees that had previously been capitalized related to the senior notes. In the first and second quarters of 2016, Intrepid wrote off a portion of previously capitalized financing fees related to the Company's previous unsecured credit facility as a result of amendments to the facility. The write-offs of deferred financing fees are reflected in the Company's financial statements as interest expense.

(6) During the second quarter of 2017, Intrepid made an early repayment of principal on its senior notes. The payment totaled $24.8 million, of which $1.8 million related to an additional make-whole payment, which was reflected on the income statement as interest expense.

(7) Intrepid had an effective tax rate of 0% for the three and six-month periods ended June 30, 2017, and 2016.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net loss adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. The Company considers adjusted EBITDA to be useful because the measure reflects the Company's operating performance before the effects of certain non-cash items and other items that the Company believes are not indicative of its core operations. The Company uses adjusted EBITDA to assess operating performance.

Reconciliation of Net Loss to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands)
Net Loss	$(5,935)	$(13,398)	$(19,613)	$(31,825)
Costs associated with abnormal production(1)	—	1,057	—	1,707
Restructuring expense(2)	266	1,914	266	2,314
Compensating tax adjustment(3)	—	(1,086)	—	(1,086)
Insurance proceeds(4)	—	(1,211)	—	(1,211)
Interest expense	4,217	3,000	8,637	5,229
Income tax expense	7	1	12	3
Depreciation, depletion, and accretion	8,297	9,841	17,620	24,209
Total adjustments	12,787	13,516	26,535	31,165
Adjusted EBITDA	$6,852	$118	$6,922	$(660)

(1) As a result of the temporary suspensions of production at Intrepid's East facilities, Intrepid determined that approximately $1.1 million and $1.7 million of production costs for the three and six months ended June 30, 2016, respectively, would have been allocated to additional potash tons produced, assuming the facility had been operating at normal production rates. Accordingly, these costs were excluded from Intrepid's inventory values and instead directly expensed as period production costs. Intrepid compares actual production levels relative to what it estimated could have been produced if it had not incurred the temporary production suspensions and lower operating rates in order to determine the abnormal cost adjustment.

(2) Intrepid recorded restructuring expense of $0.3 million in the second quarter of 2017, related to a scheduled change at its East facility. Restructuring expense in 2016 related primarily to severance payments as a result of the idling of the West facility.

(3) During the second quarter of 2016, Intrepid recorded into income $1.1 million in compensation taxes previously received in 2013.

(4) During the second quarter of 2016, Intrepid received insurance proceeds related to damages caused by a snowstorm in Carlsbad, New Mexico in December 2015.

Average Net Realized Sales Price per Ton

Average net realized sales price per ton is calculated as sales, less freight costs, divided by the number of tons sold in the period. The Company considers average net realized sales price per ton to be useful because it shows average per-ton pricing without the effect of certain transportation and delivery costs. When the Company arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, many of the Company's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in the Company's revenue and freight costs. The Company uses average net realized sales price per ton as a key performance indicator to analyze sales and pricing trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended June 30,
	2017			2016
	(in thousands, except per ton data)
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$27,814	$16,096	$43,910	$39,196	$12,644	$51,840
Freight costs	3,578	4,407	7,985	6,882	2,049	8,931
Subtotal	$24,236	$11,689	$35,925	$32,314	$10,595	$42,909

Divided by:
Tons sold	103	59		168	33
Average net realized sales price per ton	$235	$198		$193	$320

	Six Months Ended June 30,
	2017			2016
	(in thousands, except per ton data)
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$55,034	$37,208	$92,242	$92,891	$32,226	$125,117
Freight costs	6,537	10,169	16,706	13,433	5,830	19,263
Subtotal	$48,497	$27,039	$75,536	$79,458	$26,396	$105,854

Divided by:
Tons sold	204	135		386	83
Average net realized sales price per ton	$238	$200		$206	$318